SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  March 25, 2011

ANV SECURITY GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-53802	13-3089537
(State or other jurisdiction	(Commission File number)	(IRS Employer
of incorporation or organization)		Identification No.)

8th Floor, R/D Building B, Tsinghua High-Tech Park,Hi-Tech & Industrial Estate, Nanshan District,Shenzhen, 518035, China
 (Address of principal executive offices) (Zip Code 518035)

0086-755-86656426
(Registrant’s Telephone Number, Including Area Code)

2nd Floor, Tower B, Jiada R&D Building, No 5, Songpingshan Road, Shenzen, China 518057
(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGGEMENTS OF CERTAIN OFFICERS.

At a meeting of the Company’s Board of Directors held on March 25, 2011, Jonathan Zeng was elected COO and Paul Lau was elected CFO.

Jonathan Zeng age 42, is the founder of Flybit which the Company acquired in 2010.  He is an electronics industry veteran with more than 15 years of operational experience in the video surveillance, telecommunications and semiconductor fields.  Before founding Flybit, Mr. Zeng served in several senior management roles in Hisilicon Technologies Inc., and successfully helped to create its video surveillance business division which grew to be the top video surveillance chip vendor in the world. Prior to Hisilicon,  Mr. Zeng held various management positions at STMicroelectronics in Europe and  at Nortel Networks in North America, with the responsibilities in engineering, operations, marketing and sales. Mr. Zeng received his B.E. from Tsinghua University, China, and M.A.Sc. from the University of British Columbia, Canada.

Paul Lau, aged 44, has over 20 years experience in accounting, auditing and finance.  He also brings over 10 years of experience in high technology companies. Before joining the Company, he was with Nam Tai Electronics, Inc. for over 9 years since 2001, an OEM electronics manufacturing company listed on the New York Stock Exchange, where he served in several senior management roles with responsibilities in financial management, internal audit and corporate governance. He is a FCPA of the Hong Kong Institute of Certified Public Accountants and a CPA of CPA Australia. Mr. Lau graduated in 1997 from the University of Southern Australia with a Bachelor of Commerce in Accounting and received a Masters of Professional Accounting from Hong Kong Polytechnic University in 2009.

Mr. Zeng has a three year employment agreement with the Company which began on August 20, 2010 when he served as COO of one of our subsidiaries.  Mr. Zeng is paid a salary of $100,000 per annum and his agreement contains standard non-compete and confidentiality provisions.

Mr. Lau has a three year employment agreement with the Company which began on August 20, 2010 when he served as COO of one of our subsidiaries.  Mr. Zeng is paid a salary of $100,000 per annum and his agreement contains standard non-compete and confidentiality provisions and provides for issuing a total of 100,000 stock options to Mr. Lau.

ITEM 8.01 OTHER EVENTS

During November 2010, the Company entered into three acquisition agreements which are part of its strategy to increase its marketing and sales capacity.  The three companies were acquired from different unaffiliated persons in arms length transactions.  In each case the acquisition is subject to certain governmental approvals which have been initiated and in each case, the principals of the acquired companies will receive up to 2 million shares of our common stock on the condition of proving the value of the assets purchased is  2,300,000 RMB or approximately $350,000 US and the acquired company contributing a net profit of 1,500,000 RMB or approximately $230,000US in the 12 months after the transaction closes.  Accordingly, each acquisition is subject to adjustment based on an audit of the acquired company and its results. The acquired companies are (i) Taian Comins Electronic Technology Co., Ltd. an electronic security product marketer and installer located in Taian, Shandong, China; (ii) Shijiazhuang Huilin Technology Co., Ltd, an electronic security product marketer located in Shijiazhuang, Hebei, China; and (iii) Jinan Hualutong Technology Co., Ltd. an electronic security product marketer located in Jinan, Shandong, China.

During December 2010, the Company entered into a three year lease agreement expiring January 14, 2014 for new larger executive offices comprised of 1564.15 square meters (approximately 16,770 square feet) at a rental of 97,759.39 RMB (approximately $14,800 US).  The lease, a copy of which is filed as an exhibit to this Report, further allocates certain obligations and rights between the parties and grants the Company a right of first refusal as to re-letting the premises after the lease term.  Management believes that the new offices are adequate for the Company’s needs during the next fiscal year and that the Company can locate additional suitable space in the vicinity if required.

ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired
Not Required.
(b)	Pro-Forma Financial Information
Not Required.
(c)	Exhibits

Exhibit No.       Description

10.1   Agreement between the Registrant and Taian Comins Electronic Co., Ltd - English Translation of Chinese Agreement

10.2   Agreement between the Registrant and Shijiazhuang Huilin Technology Co., Ltd. - English Translation of Chinese Agreement

10.3   Agreement between the Registrant and Jinan Hualutong Technology Co., Ltd. - English Translation of Chinese Agreement

10.4   Office Lease Contract, dated December 20, 2010, between the Registrant and Dongguan Vegastar Electronics Co., Inc. – English Translation of Chinese Agreement

10.5  Employment Agreement with Jonathan Zeng - English Translation of Chinese Agreement

10.6.  Employment Agreement with Paul Lau - English Translation of Chinese Agreement

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANV Security Group, Inc.

Weixing Wang

By:           /s/ Weixing Wang, CEO

Dated:  March 29, 2011